Exhibit 23.01

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement filed on Form S-8 of Investview, Inc. of our report dated June 29, 2020, relating to our audit of the consolidated financial statements which appear in this Annual Report on Form 10-K of Investview, Inc. for the year ended March 31, 2020.

/s/ Haynie & Company

Haynie & Company
Salt Lake City, Utah
June 29, 2021